Exhibit 21.1

Atkore International Group Inc.
Significant Subsidiaries
As of September 30, 2016

Entity Name	Jurisdiction of Incorporation
Acroba S.A.S.	France
AFC Cable Systems, Inc.	Delaware
Allied Luxembourg S.a.r.l.	Luxembourg
Allied Products UK Limited	United Kingdom
Allied Switzerland GmbH	Switzerland
Allied Tube & Conduit Corporation	Delaware
Atkore Construction Technologies NZ Limited	New Zealand
Atkore Foreign Holdings Inc.	Delaware
Atkore Holding IX (Denmark) Aps	Denmark
Atkore International (NV) Inc.	Nevada
Atkore International CTC, Inc.	Arkansas
Atkore International Holdings Inc.	Delaware
Atkore International, Inc.	Delaware
Atkore Metal Products Pte Ltd.	Singapore
Atkore Plastic Pipe Corporation	Delaware
American Pipe & Plastics Holdings Group, Inc.	Delaware
American Pipe & Plastics, Inc.	New York
Columbia-MBF Inc.	Canada
Georgia Pipe Company	Georgia
FlexHead Industries, Inc.	Massachusetts
Kalanda Enterprises Pty Limited	Australia
SprinkFLEX, LLC	Massachusetts
Swan Metal Skirtings Pty Limited	Australia
TKN, Inc.	Rhode Island
Unistrut (New Zealand) Holdings Pty Limited	Australia
Unistrut Australia Pty Limited	Australia
Unistrut Canada Limited	Ontario
Unistrut Europe Limited	United Kingdom
Unistrut Holdings Limited	United Kingdom
Unistrut International Corporation	Nevada
Allied Metal Products (Changshu) Co., Ltd.	China
Unistrut Limited	United Kingdom
WPFY, Inc.	Delaware
Atkore Steel Components, Inc.	Delaware